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                                                                       EXHIBIT 8


                              CONSULTING AGREEMENT
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          AGREEMENT by and between Danaher Corporation, a Delaware corporation
(the "Company") and Kurt Wiedenhaupt (the "Consultant"), dated as of the 15th day of February, 2000.

          WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") dated of even date herewith by and among the Company, Alpha Acquisition I Corp., a Delaware corporation and wholly owned subsidiary of the Company, and American Precision Industries Inc., a Delaware corporation ("API"), the operations of API and the Company will be combined (the "Merger"); and

          WHEREAS, prior to consummation of the Merger, the Consultant will continue to serve as Chief Executive Officer of API; and

          WHEREAS, the Board of Directors of the Company (the "Board") has determined that the Consultant will be removed as Chief Executive Officer of API immediately upon a consummation of the Merger and it is in the best interests of the Company to retain the services of the Consultant on the terms and conditions set forth below, and the Consultant is willing to render such services;

          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1.  Consulting Period.  The Consultant shall make himself available to
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render consulting services, on the terms and conditions set forth in this
Agreement, for the period beginning on the date of termination of his employment with API (the "Effective Date"), and ending on the earlier of (i) the fifth anniversary thereof and (ii) the date this Agreement is
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terminated by the Company or the Consultant upon 30 days' advance written notice
(the "Consulting Period");  provided,  however, that this Agreement shall not be
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terminable  by the  Company  for any reason  other  than the death or  permanent disability of the Consultant or a continued material breach by the Consultant of the provisions hereof, which breach is (if curable) not cured by the Consultant within thirty days after delivery to him by the Company of a written notice setting forth the nature of such breach in reasonable detail.

     2.  Consulting Services.  During the Consulting Period, the Consultant
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shall render such services as may be reasonably requested from time to time by the Board and/or the Chief Executive Officer of the Company, including, but not limited to, assisting with the integration of API into the Company and facilitating a "Sale" (as such term is defined in the Side Letter being entered into between the Company and the Consultant in connection with this Agreement). The Consultant's services shall be performed at such times and locations as shall be mutually convenient to the Consultant and the Company.

     3.  Consulting Fee.  In consideration of the foregoing, the Company shall
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pay the Consultant a consulting fee of $400,000 per year for each year of the
Consulting Period, payable monthly in arrears.

     4.  Restrictive Covenants.  (a) During the Consulting Period and at all
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times thereafter, the Consultant shall not disclose to anyone who is not employed by the Company or an affiliate thereof (which will include, after the Effective Date, API), or to any employee of the Company or an affiliate who, to the knowledge of the Consultant, is not authorized to receive such information, any confidential information of the Company or any of its affiliates or any confidential information relating to the former or present customers or potential customers of the
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Company or any of its affiliates of which the Consultant became aware during his employment by the Company of any of its affiliates or of which he becomes aware during the Consulting Period. The Consultant shall hold in a fiduciary capacity for the benefit of the Company or any of its affiliates, as applicable, all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses that the Consultant obtained during his employment by the Company or any of its affiliates or that he obtains during the Consulting Period and that is not public knowledge (other than as a result of the Consultant's violation of this Section 4(a)) ("Confidential Information"). The Consultant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Consulting Period, except with the prior written consent of the Company or as otherwise required by law or legal process.

          (b) During the Consulting Period and for two years thereafter (the "Noncompetition Period"), the Consultant shall not, directly or indirectly, without the prior written consent of the Board, engage in or become associated with a Competitive Activity anywhere in Europe or North America except as may be required in the course of the Consultant's performance of services hereunder. For purposes of this Section 4: (i) a "Competitive Activity" means any business or other endeavor that engages primarily in the motion control or heat transfer business or consulting with respect thereto; and (ii) the Consultant shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, agent, partner, advisor, representative, stockholder, financial backer, lender or in any other capacity calling for the rendition of the Consultant's personal services, with any individual, partnership, corporation or other organization that is primarily engaged in a Competitive
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     Activity. Notwithstanding the foregoing, the Consultant may make and retain investments during the Noncompetition Period in less than one percent of the equity of any entity that is listed on a national securities exchange or regularly traded in an over-the-counter market.

          (c) During the Noncompetition Period, the Consultant will not, directly or indirectly, on behalf of the Consultant or any other person, solicit for employment by other than the Company or any of its affiliates any person who is at that time, or has within 12 months of that time, been employed by the Company or any of its affiliates.

          (d) The Consultant acknowledges and agrees that: (i) the purpose of the foregoing covenants, including without limitation the noncompetition covenant of Section 4(b), is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company and its affiliates are engaged and because of the nature of the confidential information to which the Consultant has access, it would be impractical and excessively difficult to determine the actual damages of the Company and its affiliates in the event the Consultant breached any of the covenants of this Section 4; and (iii) remedies at law (such as monetary damages) for any breach of the Consultant's obligations under this Section 4 would be inadequate. The Consultant therefore agrees and consents that if he commits any breach of a covenant under this Section 4 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right to remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, the Consultant and the Company hereby
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     agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 4 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

          (e) Any termination of the Consultant's provision of consulting services or of this Agreement shall have no effect on the continuing operation and enforceability of this Section 4.

     5.  Successors.  (a) This Agreement is personal to the Consultant and,
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without the prior written consent of the Company, shall not be assignable by the
Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     6.  Miscellaneous.  (a) This Agreement shall be governed by, and construed
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in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any
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court other than a Federal or state court sitting in the State of Delaware, and
(iv) irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

          (b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (e) The Consultant acknowledges that his services hereunder are to be rendered as an independent contractor, and that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fee, the "Acceleration Amount" (if any) and the "Success Payment" (if any) as such terms are defined in the Side Letter being entered into between the Consultant and the Company in connection with this Agreement. Notwithstanding the preceding sentence, during the Consulting Period the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (f) The Consultant and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof;

     provided, however, that this Agreement shall in no way supercede, replace,
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     or otherwise affect in any
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     manner any rights which the Consultant has under any agreements between
     Consultant and API in respect of his employment by API, termination of such employment or otherwise.

          (g) Notwithstanding any other provision of this Agreement, this Agreement shall be null and void and of no effect if the Merger is not consummated.
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IN WITNESS WHEREOF, the Consultant has hereunto set his hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                       /s/ Kurt Wiedenhaupt
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                                           KURT WIEDENHAUPT

                                    DANAHER CORPORATION

                                    By:  /s/ Daniel L. Comas
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